Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – April 24, 2013

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2013 Highlights:

•	Earnings growth – net earnings grew 15% compared to Q1 2012

•	Stable revenue – operating revenues increased 3% compared to Q1 2012

•	Declining credit costs – provision for loan losses decreased 33% compared to Q1 2012

•	Improving asset quality – nonperforming assets to total assets declined to 1.24% from 2.03% at year-end 2012

•	Strong balance sheet – tangible common equity ratio to total assets of 8.53%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.7 million, or $0.46 per share, for the first quarter of 2013, compared to $1.5 million, or $0.40 per share, for the first quarter of 2012.

Excluding the effects of non-operating items such as securities gains (losses), gain on sale of affordable housing investments, and prepayment penalties on long-term debt, first quarter 2013 operating net earnings were $1.9 million, or $0.51 per share, for the first quarter of 2013, compared to $1.6 million, or $0.45 per share, for the first quarter of 2012.

“The Company’s first quarter results reflect improving asset quality and stable revenues. Although the economic environment continues to be challenging, we are pleased to report that our earnings remain strong,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board.

Net interest income (tax-equivalent) was $5.5 million for the first quarter of 2013, an increase of 2% compared to the first quarter of 2012. The increase primarily reflected growth in interest earning assets of 4%, as the Company’s net interest margin declined to 3.09% during the first quarter of 2013, compared to 3.11% during the first quarter of 2012. Average loans were $396.4 million in the first quarter of 2013, an increase of $19.3 million, or 5%, from first quarter of 2012. Average deposits were $653.8 million in the first quarter of 2013, an increase of $24.1 million, or 4%, from the first quarter of 2012.

Mr. Spencer continued, “We made significant progress in reducing our nonperforming assets during the first quarter of 2013, including the resolution of our largest nonperforming loan.”

Nonperforming assets were $9.6 million, or 1.24% of total assets at March 31, 2013, compared to $15.5 million, or 2.03% of total assets at December 31, 2012. The decrease in nonperforming assets of $5.9 million was primarily due to a payoff received on the Company’s largest nonperforming loan, which had a carrying amount of $5.2 million at December 31, 2012.

The provision for loan losses was $0.4 million in the first quarter of 2013, compared to $0.6 million in the first quarter of 2012. The decrease in the provision for loan losses was primarily due to improvement in the overall credit quality of the loan portfolio, including lower levels of adversely classified and nonperforming loans.

Total noninterest income was approximately $1.7 million in the first quarter of 2013, compared to $4.9 million in the first quarter of 2012. The decrease was primarily due to a non-recurring gain of $3.3 million realized in the first quarter of 2012 when the Company sold its interests in three affordable housing limited partnerships.

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Reports First Quarter Net Earnings /page 2

Total noninterest expense was approximately $4.2 million in the first quarter of 2013 compared to $7.5 million in first quarter of 2012. The decrease was primarily due to a decrease in prepayment penalties on long-term debt of $3.3 million. During the first quarter of 2013, the Company repaid a $10.0 million FHLB advance with an interest rate of 3.17% and a remaining term of 1.5 years and incurred a prepayment penalty of $0.4 million. During the first quarter of 2012, the Company repaid $38.0 million of FHLB advances with a weighted average interest rate of 4.26% and a weighted average remaining term of 2.6 years and incurred a prepayment penalty of $3.7 million.

Income tax expense was approximately $0.5 million for the first quarter of 2013, compared to $0.3 million in the first quarter of 2012. The Company’s effective tax rate for the first quarter of 2013 was 22.17%, compared to 14.97% in the first quarter of 2012. The Company’s effective tax rate increased during the first quarter of 2013 when compared to the first quarter of 2012 primarily because the Company’s annualized effective tax rate for 2012 was reduced by the reversal of a deferred tax valuation allowance of $0.5 million related to capital loss carry-forwards.

The Company paid cash dividends of $0.21 per share in the first quarter of 2013. At March 31, 2013, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $772 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. The Bank also operates commercial loan production offices in Montgomery and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2012 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The

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Reports First Quarter Net Earnings /page 3

Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports First Quarter Net Earnings /page 4

Financial Highlights (unaudited)

Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2013	2012
Results of Operations
Net interest income (a)	$5,523	$5,415
Less: tax-equivalent adjustment	382	414

Net interest income (GAAP)	5,141	5,001
Noninterest income	1,655	4,864

Total revenue	6,796	9,865
Provision for loan losses	400	600
Noninterest expense	4,226	7,542
Income tax expense	481	258

Net earnings	$1,689	$1,465

Per share data:
Basic and diluted net earnings:
GAAP	$0.46	$0.40
Operating (b)	0.51	0.45
Cash dividends declared	$0.21	$0.205
Weighted average shares outstanding:
Basic and diluted	3,642,918	3,642,738
Shares outstanding, at period end	3,642,928	3,642,738
Book value	$19.27	$18.11
Common stock price:
High	$22.60	$21.99
Low	20.80	18.23
Period-end	22.00	21.99
To earnings ratio	11.46	x	14.66	x
To book value	114%	121%
Performance ratios:
Return on average equity (annualized):
GAAP	9.47%	8.86%
Operating (b)	10.41%	9.86%
Return on average assets (annualized):
GAAP	0.87%	0.77%
Operating (b)	0.95%	0.86%
Dividend payout ratio	45.65%	51.25%
Other financial data:
Net interest margin (a)	3.09%	3.11%
Effective income tax rate	22.17%	14.97%
Efficiency ratio (c)	54.17%	56.12%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$4,748	$10,230
Other real estate owned	4,810	7,346

Total nonperforming assets	$9,558	$17,576

Net charge-offs	$354	$23
Allowance for loan losses as a % of:
Loans	1.73%	1.97%
Nonperforming loans	143%	73%
Nonperforming assets as a % of:
Loans and other real estate owned	2.42%	4.53%
Total assets	1.24%	2.31%
Nonperforming loans as a % of total loans	1.22%	2.69%
Net charge-offs (annualized) as a % of average loans	0.36%	0.02%
Selected average balances:
Securities	$263,074	$296,838
Loans, net of unearned income	396,436	377,164
Total assets	777,756	756,833
Total deposits	653,802	629,653
Long-term debt	46,661	54,826
Total stockholders’ equity	71,317	66,118
Selected period end balances:
Securities	$270,219	$299,902
Loans, net of unearned income	390,570	380,377
Allowance for loan losses	6,769	7,496
Total assets	772,155	760,522
Total deposits	659,056	641,195
Long-term debt	37,217	47,308
Total stockholders’ equity	70,217	65,972

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)	Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(c)	Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports First Quarter Net Earnings /page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended March 31,
(Dollars in thousands, except per share amounts)	2013	2012
Net earnings, as reported (GAAP)	$1,689	$1,465
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(101)	(113)
Gain on sale of affordable housing investments	—	(2,059)
Prepayment penalty on long-term debt	268	2,336
Operating net earnings	$1,856	$1,629

Basic and diluted earnings per share, as reported (GAAP)	$0.46	$0.40
Non-operating items (net of 37% statutory tax rate):
Securities gains, net	(0.03)	(0.03)
Gain on sale of affordable housing investments	—	(0.57)
Prepayment penalty on long-term debt	0.08	0.65
Operating net earnings per share	$0.51	$0.45

Net interest income, as reported (GAAP)	$5,141	$5,001
Tax-equivalent adjustment	382	414
Net interest income (tax-equivalent)	$5,523	$5,415

Noninterest income, as reported (GAAP)	$1,655	$4,864
Non-operating items:
Securities gains, net	(161)	(179)
Gain on sale of affordable housing investments	—	(3,268)
Operating noninterest income	$1,494	$1,417

Total Revenue, as reported (GAAP)	$6,796	$9,865
Tax-equivalent adjustment	382	414
Non-operating items:
Securities gains, net	(161)	(179)
Gain on sale of affordable housing investments	—	(3,268)
Total Operating Revenue (tax-equivalent)	$7,017	$6,832

Noninterest expense, as reported (GAAP)	$4,226	$7,542
Non-operating items:
Prepayment penalty on long-term debt	(425)	(3,708)
Operating noninterest expense	$3,801	$3,834

Total stockholders’ equity (GAAP)	$70,217	$65,972
Unrealized gains on available for sale securities, net of tax	(4,317)	(4,059)
Tangible Common Equity	$65,900	$61,913